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                                                                EXHIBIT 11(c)(2)

                                     FORM OF
                             SHAREHOLDERS AGREEMENT


         The undersigned shareholder (the "Shareholder") of Morrison's Restaurants Inc., a Georgia corporation ("Target"), in consideration of the benefits to be derived by Target and its shareholders pursuant to the transactions contemplated by the Plan and Agreement of Merger dated April 22, 1998 (the "Plan of Merger") among Target and Piccadilly Cafeterias, Inc., a Louisiana corporation ("Acquirer") and Piccadilly Acquisition Corporation (the "Subsidiary") (the defined terms of which are used herein as defined therein) and the expenses to be incurred by Acquirer in connection therewith, hereby agrees with Acquirer and Subsidiary as follows:

         1. The Shareholder agrees that, so long as the Plan of Merger remains in effect, such Shareholder, acting solely in such Shareholder's capacity as such, with respect to all shares of Common Stock of Target as to which such Stockholder has voting power (collectively, the "Shares") shall not make any demand or take any action to perfect the right for appraisal of such Shares in accordance with the provisions of Article 13 of the Georgia Business Corporation Code.

         2. The Shareholder represents and warrants to Acquirer that: (i) this Shareholders Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms; and (ii) so long as the Plan of Merger remains in effect, the Shareholder will not transfer the Shares or any right to take any action to perfect the right for appraisal of such Shares, except for bona fide sales of Shares to unaffiliated third parties.

         3. The provisions of this Shareholders Agreement shall be enforceable through an action by Acquirer for damages at law or a suit for specific performance or other appropriate extraordinary relief, the signatory Shareholder acknowledging that remedies at law for breach or default under this Shareholders Agreement might be or become inadequate.

         All provisions hereof shall survive the effective date of the Merger.

         This Shareholders Agreement is dated April 22, 1998.

                                         SHAREHOLDER:


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